[LOGO] SUN LIFE
       OF CANADA (U.S.)



       FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE CERTIFICATE Nonparticipating

       Insured                                   John Doe
       Certificate Number                        G00100001


       This Certificate is a summary of          Signed at Wellesley Hills,
       the Group Policy, which is the            Massachusetts, on the
       legal contract between the Group          Certificate Date.
       Policy Owner and Sun Life
       Assurance Company of Canada
       (U.S.) (the "Company" or "We"). A
       complete copy of the Group Policy
       is in the possession of the Group
       Policy Owner and is available for
       Your review. We agree to provide          C. James Prieur, President
       You, as Owner of this Certificate,
       the rights and benefits described
       in this Certificate. These rights
       and benefits are subject to the
       provisions on the pages which
       follow. If there is a conflict
       between this Certificate and the
       Group Policy, the Group Policy            Ellen B. King, Secretary
       is the controlling document.


THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF A VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF A VARIABLE ACCOUNT.

THE CERTIFICATE PROCEEDS ARE PAYABLE TO THE BENEFICIARY AT THE DEATH OF THE INSURED PRIOR TO MATURITY AND WHILE THIS CERTIFICATE IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON THE DATE OF MATURITY.

FLEXIBLE PREMIUMS ARE PAYABLE DURING THE LIFETIME OF THE INSURED PRIOR TO MATURITY.

THIS CERTIFICATE DOES NOT PARTICIPATE IN DIVIDENDS.

RIGHT TO RETURN CERTIFICATE.
PLEASE READ YOUR CERTIFICATE CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO US AT ONE SUN LIFE EXECUTIVE PARK,
ATTN: CORPORATE MARKETS, WELLESLEY HILLS, MASSACHUSETTS 02481, OR TO YOUR SALES REPRESENTATIVE WITHIN 10 DAYS FROM THE DATE OF RECEIPT OR WITHIN 45 DAYS AFTER THE CERTIFICATE APPLICATION IS SIGNED, WHICHEVER PERIOD ENDS LATER (THE "FREE LOOK PERIOD"). THIS CERTIFICATE WILL THEN BE DEEMED VOID AS THOUGH IT HAD NEVER BEEN APPLIED FOR. YOU WILL RECEIVE A REFUND EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUM PAYMENTS MADE, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VALUE OF THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT ON THE DATE THE CANCELLATION REQUEST IS RECEIVED BY THE COMPANY OR THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THIS CERTIFICATE, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

                                TABLE OF CONTENTS

1.  CERTIFICATE SPECIFICATIONS................................................4a
2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER
         $1,000 OF NET AMOUNT AT RISK..........................................5
3.  DEFINITIONS................................................................6
         Account Value.........................................................6
         Anniversary...........................................................6
         Associated Entity.....................................................6
         Attained Age..........................................................6
         Beneficiary...........................................................6
         Business Day..........................................................6
         Cash Surrender Value..................................................6
         Certificate...........................................................6
         Certificate Application...............................................6
         Certificate Date......................................................6
         Certificate Debt......................................................6
         Certificate Month.....................................................6
         Certificate Proceeds..................................................6
         Certificate Year......................................................6
         Class.................................................................6
         Company...............................................................6
         Daily Risk Percentage.................................................6
         Due Proof.............................................................7
         Effective Date of Coverage............................................7
         Expense Charges Applied to Premium....................................7
         Fund..................................................................7
         Group Policy..........................................................7
         Insured...............................................................7
         Investment Start Date.................................................7
         Issue Age.............................................................7
         Loan Account..........................................................7
         Maturity..............................................................7
         Minimum Premium.......................................................7
         Monthly Anniversary Day...............................................7
         Monthly Cost of Insurance.............................................7
         Monthly Expense Charge................................................7
         Mortality and Expense Risk Percentage.................................7
         Net Premium...........................................................7
         Our Principal Office..................................................8
         Owner.................................................................8
         Partial Surrender.....................................................8
         Premium...............................................................8
         Sales Load Refund at Surrender........................................8
         Service Center........................................................8
         Specified Face Amount.................................................8
         Sub-Accounts..........................................................8
         Unit..................................................................8
         Unit Value............................................................8
         Valuation Date........................................................8
         Valuation Period......................................................8
         Variable Account......................................................8
         We, Our and Us........................................................8
         You and Your..........................................................8



VUL-GCC-98                                                         Page 2

4.  GENERAL PROVISIONS.........................................................9
         Entire Contract.......................................................9
         Alteration............................................................9



VUL-GCC-98                                                         Page 2

         Modification..........................................................9
         Assignments...........................................................9
         Conversion............................................................9
         Nonparticipating......................................................9
         Misstatement of Age or Sex (Non-Unisex Certificate)...................9
         Suicide...............................................................9
         Incontestability.....................................................10
         Report to Owner......................................................10
         Illustrations........................................................10
         Eligibility Change Conversion Privilege..............................10
5.  RIGHTS OF OWNERS AND BENEFICIARIES........................................10
         Rights of Group Policy Owner.........................................10
         Rights of Owner......................................................10
         Procedure............................................................10
         Rights of Beneficiary................................................11
6.  THE VARIABLE ACCOUNT......................................................11
         Sub-Accounts.........................................................11
         Addition, Deletion or Substitution of Investments....................11
         Transfers Between Sub-Accounts.......................................12
7.  PREMIUMS..................................................................12
         Planned Periodic Premiums............................................12
         Premium..............................................................12
         Net Premiums.........................................................13
         Allocation of Net Premium............................................13
         Modified Endowment Contract..........................................13
8.  DEATH BENEFIT.............................................................13
         Death Benefit........................................................13
         Changes in Specified Face Amount.....................................13
         Decreases in Specified Face Amount...................................13
         Increases in Specified Face Amount...................................14
9.  ACCOUNT VALUE.............................................................14
         Account Value........................................................14
         Account Value in the Sub-Accounts....................................14
         Net Investment Factor................................................15
         Loan Account.........................................................16
         Daily Risk Percentage................................................16
         Monthly Expense Charge...............................................16
         Monthly Cost of Insurance............................................16
         Monthly Cost of Insurance Rates......................................17
         Basis of Computation.................................................17
         Insufficient Value...................................................17
         Grace Period.........................................................17
         Splitting Units......................................................17
         Experience Rating Refund.............................................17
10.  CERTIFICATE BENEFITS.....................................................17
         Benefits at Death....................................................17
         Cash Surrender Value.................................................17
         Surrender............................................................17
         Partial Surrender....................................................18
         Allocation of Partial Surrender......................................18
         Loan.................................................................18
         Deferral of Payment..................................................19
         Termination..........................................................19
RIDERS AND ENDORSEMENTS.........................................................
CERTIFICATE APPLICATION.........................................................



VUL-GCC-98                                                         Page 3

                          1. CERTIFICATE SPECIFICATIONS

       Insured                                      John Doe
       Certificate Number                           G00100001
       Office                                       ABC Insurance Agency

       Issue Age, Sex                               35 Male
       Class                                        Preferred - Guaranteed Issue

       Specified Face Amount                        $100,000
       Additional Protection Benefit Rider Face
        Amount                                      $50,000
       Minimum Total Face Amount                    $150,000
       Minimum Specified Face Amount                $5,000

       Minimum Premium                              $990
       Planned Periodic Premium                     $1,400

       Billing Period                               Annual
       Certificate Date                             January 1, 1998
       Maturity                                     January 1, 2063
       Currency                                     United States Dollars
       Owner                                        John Doe Company
       Beneficiary                                  As stated in the Certificate
                                                    Application unless
                                                    subsequently changed

       Death Benefit Option                         Option A
       Death Benefit Compliance Test                Guideline Premium Test

       Our Principal Office: Sun Life Assurance Company of Canada (U.S.),
       Attention: Corporate Markets, One Sun Life Executive Park,
       Wellesley Hills, Massachusetts, 02481

       Service Center: Andesa TPA, Inc., 1605 N. Cedar Crest Blvd., Suite 502, Allentown, Pennsylvania 18104-2351

       THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE TO MATURITY. THE PERIOD FOR WHICH THIS CERTIFICATE WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH BENEFIT OPTION, SUB-ACCOUNT PERFORMANCE, LOANS, PARTIAL SURRENDERS AND FEES.



VUL-GCC-98                                                         Page 4a

John Doe                                                            G0010001



Expense Charges Applied to Premium

     Premium Tax                                  4.0% in all Certificate Years
     DAC Tax                                      1.25% in all Certificate Years

Sales Load
     Certificate Years 1 through 7
     On Premium paid during the Certificate Year up to
      and including Target                                                 8.75%
     On Premium paid during the Certificate Year in excess
      of Target                                                            2.25%
     Certificate Years 8 and after on all Premium                             0%

Sales Load Refund at Surrender (available during Certificate Years 1-3 only)
     Certificate Years 1-3
     On Premium paid during the Certificate Year up to and including
      Target                                                               6.00%
     On Premium paid during the Certificate Year in excess of Target       2.25%
     Certificate Years 4 and after on all Premium                             0%

Target Premium                                                            $3,965

Monthly Expense Charge in all Certificate Months                      $13.75

Mortality and Expense Risk Percentage                                 .90%
     Daily Risk Percentage                                            0.0024548%

Loan Interest Rate (payable in arrears)
             5.00% annually during Certificate Years 1-10
             4.25% annually in Certificate Years 11 and thereafter

Interest Credited on Loan Account                           4% annually

--------------------------------------------------------------------------------
Changes

Type                   Effective Date of Coverage          Specified Face Amount
None
--------------------------------------------------------------------------------
Pre-scheduled Specified Face Amount Increases

Type                   Effective Date of Coverage          Specified Face Amount
None
--------------------------------------------------------------------------------



VUL-GC-98                                                          Page 4b

      John Doe                                                        G00100001

      NET PREMIUM ALLOCATION PERCENTAGES  (as of January 1, 1998)

      Variable Account G

      MFS/Sun Life Series Trust

           Sub-Account - Capital Appreciation Series                    _____%
           Sub-Account - Emerging Growth Series                         _____%
           Sub-Account - Government Securities Series                   _____%
           Sub-Account - Total Return Series                            _____%
           Sub-Account - Global Growth Series                           _____%
           Sub-Account - Massachusetts Investors Trust Series           _____%
           Sub-Account - Research Series                                _____%
           Sub-Account - Utilities Series                               _____%
           Sub-Account - Money Market Series                            _____%
           Sub-Account - Massachusetts Investors Growth Stock Series    _____%

       Fidelity Variable Insurance Products Fund
       Fidelity Variable Insurance Products Fund II

           Sub-Account - VIP II Contrafund Portfolio                    _____%
           Sub-Account - VIP Equity-Income Portfolio                    _____%
           Sub-Account - VIP High Income Portfolio                      _____%
           Sub-Account - VIP II Asset Manager: Growth Portfolio         _____%

       Neuberger Berman Advisers Management Trust

           Sub-Account - Limited Maturity Bond Portfolio                _____%
           Sub-Account - Partners Portfolio                             _____%
           Sub-Account - Mid-Cap Growth Portfolio                       _____%

       J.P. Morgan Series Trust II

           Sub-Account - J.P. Morgan Bond Portfolio                     _____%
           Sub-Account - J.P. Morgan U.S. Disciplined Equity Portfolio  _____%
           Sub-Account - J.P. Morgan Small Company Portfolio            _____%

       Templeton Variable Products Series Fund

           Sub-Account - Templeton Stock Fund: Class I                  _____%

       Dreyfus Variable Investment Fund

           Sub-Account - Dreyfus VIF Capital Appreciation Portfolio     _____%
           Sub-Account - Dreyfus VIF Growth and Income Portfolio        _____%
           Sub-Account - Dreyfus VIF Small Cap Stock Portfolio          _____%
           Sub-Account - Dreyfus VIF Quality Bond Portfolio             _____%

       Dreyfus Stock Index Fund                                         _____%

       T. Rowe Price Equity Series, Inc.

           Sub-Account - T. Rowe Price Equity Income Portfolio          _____%
           Sub-Account - T. Rowe Price New America Growth Portfolio     _____%



VUL-GCC-98                                                         Page 4c

       AIM Variable Insurance Funds
           Sub-Account - AIM V.I. Value Fund                            _____%
           Sub-Account - AIM V.I. Capital Appreciation Fund             _____%

       Sun Capital Advisers Trust

           Sub-Account - Sun Capital Investment Grade Bond Fund         _____%
           Sub-Account - Sun Capital Real Estate Fund                   _____%



VUL-GCC-98                                                         Page 4c

                       Table of Death Benefit Percentages

Attained             Applicable            Attained             Applicable
     Age             Percentage                 Age             Percentage
      20                    250                  60                    130
      21                    250                  61                    128
      22                    250                  62                    126
      23                    250                  63                    124
      24                    250                  64                    122
      25                    250                  65                    120
      26                    250                  66                    119
      27                    250                  67                    118
      28                    250                  68                    117
      29                    250                  69                    116
      30                    250                  70                    115
      31                    250                  71                    113
      32                    250                  72                    111
      33                    250                  73                    109
      34                    250                  74                    107
      35                    250                  75                    105
      36                    250                  76                    105
      37                    250                  77                    105
      38                    250                  78                    105
      39                    250                  79                    105
      40                    250                  80                    105
      41                    243                  81                    105
      42                    236                  82                    105
      43                    229                  83                    105
      44                    222                  84                    105
      45                    215                  85                    105
      46                    209                  86                    105
      47                    203                  87                    105
      48                    197                  88                    105
      49                    191                  89                    105
      50                    185                  90                    105
      51                    178                  91                    104
      52                    171                  92                    103
      53                    164                  93                    102
      54                    157                  94                    101
      55                    150                  95                    100
      56                    146                  96                    100
      57                    142                  97                    100
      58                    138                  98                    100
      59                    134                  99                    100



VUL-GCC-98                                                         Page 4d

         2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

Attained                 Monthly Rates               Attained                 Monthly Rates
     Age     Unisex or Male          Female               Age      Unisex or Male          Female
      20            0.15836         0.08751                60             1.34180         0.78979
      21            0.15919         0.08917                61             1.46381         0.84488
      22            0.15752         0.09084                62             1.60173         0.91417
      23            0.15502         0.09251                63             1.75809         1.00267
      24            0.15169         0.09501                64             1.93206         1.10539
      25            0.14752         0.09668                65             2.12283         1.21731
      26            0.14419         0.09918                66             2.32623         1.33511
      27            0.14252         0.10168                67             2.54312         1.45461
      28            0.14169         0.10501                68             2.77350         1.57247
      29            0.14252         0.10835                69             3.02328         1.69955
      30            0.14419         0.11251                70             3.30338         1.84590
      31            0.14836         0.11668                71             3.62140         2.02325
      32            0.15252         0.12085                72             3.98666         2.24419
      33            0.15919         0.12502                73             4.40599         2.51548
      34            0.16669         0.13168                74             4.87280         2.83552
      35            0.17586         0.13752                75             5.37793         3.19685
      36            0.18670         0.14669                76             5.91225         3.59370
      37            0.20004         0.15752                77             6.46824         4.01942
      38            0.21505         0.17003                78             7.04089         4.47410
      39            0.23255         0.18503                79             7.64551         4.97042
      40            0.25173         0.20171                80             8.30507         5.52957
      41            0.27424         0.22005                81             9.03761         6.17118
      42            0.29675         0.23922                82             9.86724         6.91414
      43            0.32260         0.25757                83            10.80381         7.77075
      44            0.34929         0.27674                84            11.82571         8.72632
      45            0.37931         0.29675                85            12.91039         9.76952
      46            0.41017         0.31677                86            14.03509        10.89151
      47            0.44353         0.33761                87            15.18978        12.08770
      48            0.47856         0.36096                88            16.36948        13.35774
      49            0.51777         0.38598                89            17.57781        14.70820
      50            0.55948         0.41350                90            18.82881        16.15259
      51            0.60870         0.44270                91            20.14619        17.71416
      52            0.66377         0.47523                92            21.57655        19.43814
      53            0.72636         0.51276                93            23.20196        21.40786
      54            0.79730         0.55114                94            25.28174        23.83051
      55            0.87326         0.59118                95            28.27411        27.16158
      56            0.95591         0.63123                96            33.10677        32.32378
      57            1.04192         0.66961                97            41.68475        41.21204
      58            1.13378         0.70633                98            58.01259        57.81394
      59            1.23235         0.74556                99            83.33333        83.33333



VUL-GCC-98                                                         Page 5

                                 3. DEFINITIONS

ACCOUNT VALUE: The sum of the amounts in each Sub-Account of the Variable Account with respect to the Certificate, and the amount of the Loan Account.

ANNIVERSARY: The same day in each succeeding year as the day of the year corresponding to the Certificate Date.

ATTAINED AGE: The Insured's Issue Age plus the number of completed Certificate Years.

BENEFICIARY: The person or entity entitled to receive the Certificate Proceeds as they become due at the Insured's death.

BUSINESS DAY: Any day that We are open for business.

CASH SURRENDER VALUE: The Account Value decreased by the balance of any outstanding Certificate Debt and increased by the Sales Load Refund at Surrender, if any.

CERTIFICATE: This document, which evidences the insurance coverage under the Group Policy, including the attached copy of the Certificate Application and any attached copies of supplemental applications.

CERTIFICATE APPLICATION: Your application for this Certificate, a copy of which is attached hereto and incorporated herein.

CERTIFICATE DATE: The date specified as such in Section 1, from which Anniversaries, Certificate Years and Certificate Months are measured.

CERTIFICATE DEBT: The principal amount of any outstanding loan against this Certificate, plus accrued but unpaid interest on such loan.

CERTIFICATE MONTH: A Certificate Month is a one-month period commencing on the Certificate Date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

CERTIFICATE PROCEEDS: The amount determined in accordance with the terms of this Certificate which is payable at the death of the Insured prior to Maturity. This amount is the death benefit as described in Section 8, decreased by the amount of any outstanding Certificate Debt, and increased by the amounts payable under any supplemental benefits.

CERTIFICATE YEAR: A Certificate Year is a one-year period commencing on the Certificate Date or any Anniversary and ending on the next Anniversary.

CLASS: The underwriting classification of the Insured and any substandard table rating, as specified in Section 1.

COMPANY: Sun Life Assurance Company of Canada (U.S.).

DAILY RISK PERCENTAGE: The daily rate for deduction of the Mortality and Expense Risk Percentage charge as specified in Section 1.



VUL-GCC-98                                                         Page 6

DUE PROOF : Such evidence as We may reasonably require in order to establish that Certificate Proceeds are due and payable as the result of death of the Insured.

EFFECTIVE DATE OF COVERAGE: Initially, the Investment Start Date; with respect to any increase in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

EXPENSE CHARGES APPLIED TO PREMIUM: The expense charges applied to Premium, consisting of the charges for the premium tax, the federal DAC tax and the sales load as specified in Section 1.

FUND: A mutual fund in which a Sub-Account invests.

GROUP POLICY: The Group Policy pursuant to which this Certificate was issued.

INSURED: The person on whose life this Certificate is issued.

INVESTMENT START DATE: The date the first Premium is applied, which will be the later of the Certificate Date, the Business Day We approve the Certificate Application or the Business Day We receive a Premium equal to or in excess of the Minimum Premium.

ISSUE AGE: The Insured's age as of the Insured's birthday nearest the Certificate Date.

LOAN ACCOUNT: An account established for this Certificate, the value of which is the principal amount of any outstanding loan against this Certificate, plus credited interest thereon.

MATURITY: The Anniversary on which the Insured's Attained Age is 100. If the Insured is living and this Certificate is in force on the date of Maturity, the Cash Surrender Value is payable to You. It is possible that insurance coverage may not continue to Maturity as described in the Insufficient Value provision of
Section 9, even if planned periodic Premiums are paid in a timely manner.

MINIMUM PREMIUM: The Premium amount specified as such in Section 1.

MONTHLY ANNIVERSARY DAY: The same day in each succeeding month as the day of the month corresponding to the Certificate Date.

MONTHLY COST OF INSURANCE: A deduction made on a monthly basis for the insurance coverage provided by this Certificate. See Section 9.

MONTHLY EXPENSE CHARGE: A per Certificate deduction made on a monthly basis for administration and other expenses. The Monthly Expense Charge is specified in
Section 1.

MORTALITY AND EXPENSE RISK PERCENTAGE: The annual percentage rate deducted from the Account Value in the Sub-Accounts for the Mortality and Expense Risk Percentage charge, as specified in Section 1. This annual rate is converted to a daily rate (the Daily Risk Percentage) and deducted from the Account Value on a daily basis.

NET PREMIUM: The amount You pay as the Premium less the Expense Charges Applied to Premium.



VUL-GCC-98                                                         Page 7

OUR PRINCIPAL OFFICE: The office specified in Section 1 or such other address as We may hereafter specify to You by written notice.

OWNER: The person, persons or entity entitled to exercise the ownership rights stated in this Certificate while the Insured is alive.

PARTIAL SURRENDER: A surrender of a portion of the Account Value in exchange for a payment to the Owner. See Section 10.

PREMIUM: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by this Certificate.

SALES LOAD REFUND AT SURRENDER: The portion of any Premium paid in the Certificate Year of surrender which is refunded upon such surrender in the first three Certificate Years. The Sales Load Refund at Surrender is specified in
Section 1.

SERVICE CENTER: The office specified in Section 1 or such other service center or address as We may hereafter specify to You by written notice.

SPECIFIED FACE AMOUNT: The amount of life insurance coverage You request as specified in Section 1.

SUB-ACCOUNTS: Sub-Accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

TARGET PREMIUM: The amount of Premium specified as such in Section 1. The sales load deduction and Sales Load Refund at Surrender vary depending on whether Premiums paid in a given Certificate Year are below, equal to or above the Target Premium.

UNIT: A unit of measurement that We use to calculate the value of each Sub-Account.

UNIT VALUE: The value of each Unit of assets in a Sub-Account.

VALUATION DATE: Any day that benefits vary and on which the New York Stock Exchange, We and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission Rule and/or Regulation.

VALUATION PERIOD: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

VARIABLE ACCOUNT: Sun Life Assurance Company of Canada (U.S.) Variable Account G, a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company (also referred to as "Variable Account G").

WE, OUR AND US: We, Our and Us refer to Sun Life Assurance Company of Canada (U.S.).

YOU AND YOUR: In this Certificate, You and Your refer to the Owner of this Certificate. In the Certificate Application, You and Your refer to the proposed Insured.



VUL-GCC-98                                                         Page 8

                              4. GENERAL PROVISIONS

ENTIRE CONTRACT. This Certificate, including the attached copy of the Certificate Application and any attached copies of supplemental applications provides a summary of the rights, duties and benefits available under the Group Policy, which is Our legal contract. Any illustrations prepared in connection with this Certificate do not form a part of Our contract and are intended solely to provide information about possible future performance. Since illustrations are based solely upon data available at the time such illustrations are prepared, actual performance will vary.

ALTERATION. Sales representatives do not have the authority to either alter or modify the Group Policy, this Certificate or to waive any provisions of either document. The only persons with this authority are Our president, actuary, secretary or one of Our vice presidents.

MODIFICATION. Upon notice to You, We may modify this Certificate if such modification (1) is necessary to make the Group Policy, this Certificate or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of the Group Policy and Certificate under the Internal Revenue Code or other federal or state laws as life insurance; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes the Variable Account or the Sub-Account options. We also reserve the right to modify certain provisions of this Certificate as stated in those provisions. In the event of any such modification, We may make appropriate amendment to the Group Policy and this Certificate to reflect such modification.

ASSIGNMENTS. During the lifetime of the Insured, You may assign all or some of Your rights under this Certificate. All assignments must be filed at Our Service Center and must be in written form satisfactory to Us. The assignment will then be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Service Center. We are not responsible for the validity or legal effect of any assignment.

CONVERSION. You may convert this Certificate into a flexible premium universal life insurance certificate offered by Sun Life Assurance Company of Canada during the first 24 months after the Certificate Date while this Certificate is in force. Choice of a new certificate is subject to Our approval and will be restricted to those certificates that offer the same Class as this Certificate. The new certificate will be issued with the same Class as this Certificate and no evidence of the Insured's insurability will be required. The conversion provision does not apply to any riders or supplemental benefits that may be attached to this Certificate. Riders or supplemental benefits will terminate automatically when this Certificate is converted.

NONPARTICIPATING. This Certificate does not pay dividends and will not share in any surplus earnings of the Company.

MISSTATEMENT OF AGE OR SEX (NON-UNISEX CERTIFICATE). If the age or (in the case of a non-unisex Certificate) sex of the Insured is stated incorrectly in the Certificate Application, the amounts payable by Us will be adjusted as follows:

- Misstatement discovered at death: The death benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance rate for the correct age or (for a non-unisex Certificate) sex.

- Misstatement discovered prior to death: The Account Value will be recalculated from the Certificate Date using the Monthly Cost of Insurance rates based on the correct age or (for a non-unisex Certificate) sex.

If Your Certificate is unisex, it is so indicated in Section 1.



VUL-GCC-98                                                         Page 9

SUICIDE. If the Insured, whether sane or insane, commits suicide within two years from the Certificate Date, We will not pay any part of the Certificate Proceeds. We will refund to You the Premiums paid pursuant to this Certificate, less the amount of any Certificate Debt and any Partial Surrenders.

INCONTESTABILITY. All statements made in the Certificate Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance of this Certificate and any Certificate change for which evidence of Insured's insurability is required. No statement can be used by Us in defense of a claim unless the statement was made in the Certificate Application or in a supplemental application. In the absence of fraud, after this Certificate has been in force during the lifetime of the Insured for a period of two years from its Certificate Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9. However, any Certificate change which requires evidence of Insured's insurability and which is effective after the Certificate Date will be incontestable only after such change has been in effect during the lifetime of the Insured for two years from the date such change took effect.

REPORT TO OWNER. We will send You a report at least once each Certificate Year. The report will show current Certificate values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding loans and accrued interest on such loans. There is no charge for this report.

ILLUSTRATIONS. Upon request, We will provide You with an illustration of possible future Account Values and death benefits based on data available at that time. Actual performance thereafter will vary. This illustration will be furnished to You for a nominal fee not to exceed $25.

ELIGIBILITY CHANGE CONVERSION PRIVILEGE. If an Insured's Certificate under the Group Policy terminates due to the termination of the Group Policy, change of eligibility of the employee's class, or termination of the employee's employment, You may convert this Certificate into an individual flexible premium variable universal life policy offered by Sun Life Assurance Company of Canada (U.S.) provided this Certificate is in force. Such conversion must be applied for within 31 days of the event necessitating the conversion. Choice of a new policy is subject to Our approval and will be restricted to those policies that offer the same Class as this Certificate. The new policy will be issued on this Certificate's Insured with the same net amount at risk and Class as this Certificate without evidence of the Insured's insurability. The conversion provision does not apply to any riders or supplemental benefits that may be attached to this Certificate. Riders or supplemental benefits will terminate automatically when this Certificate is converted.

                      5. RIGHTS OF OWNERS AND BENEFICIARIES

RIGHTS OF GROUP POLICY OWNER. Except for any ownership rights expressly reserved to the Group Policy Owner, as listed in this Certificate (e.g. Termination), all incidents of ownership in connection with this Certificate may be exercised by You, without any requirement that the consent of the Group Policy Owner be obtained.

RIGHTS OF OWNER. You are the Owner of this Certificate. While the Insured is alive, unless You have assigned any of these rights, You may change or revoke a Beneficiary and exercise all other rights in this Certificate that are not expressly reserved to the Group Policy Owner as listed in this Certificate.

When You want to change or revoke a prior Beneficiary designation, You have to specify that action. You do not affect a prior Beneficiary when You merely transfer ownership by assignment or otherwise, or change or revoke a contingent Owner designation. You do not have the right to transfer ownership to a new Owner or name a contingent Owner without Our written consent.

PROCEDURE. You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice of the requested action. The request must be filed at Our Service Center and must be in written form satisfactory to Us. Your request will then, except as otherwise specified herein, be effective as of the date You signed the form, subject to any action taken before it was received by Us at Our Service Center.



VUL-GCC-98                                                         Page 10

RIGHTS OF BENEFICIARY. The Beneficiary has no rights in this Certificate until the death of the Insured. If a Beneficiary is alive at that time and this Certificate is in force, the Beneficiary will be entitled to payment of the Certificate Proceeds as they become due.

                             6. THE VARIABLE ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets. We have absolute ownership of these assets. The portion of the assets of the Variable Account equal to the reserves and other Certificate liabilities with respect to the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us. Income, gains and losses, whether or not realized, from the assets of the Variable Account are credited or charged against the Variable Account without regard to income, gains or losses arising out of any other business conducted by Us. We have the right to transfer to our general account any assets of the Variable Account which are in excess of the reserves and other Certificate liabilities of the Variable Account.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or deregistered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to this Certificate and the Group Policy to reflect the change and take such other action as may be necessary and appropriate to effect the change.

SUB-ACCOUNTS. The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account corresponds to an investment choice described in Section 1. Each Sub-Account invests exclusively in a different investment portfolio. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. Certain Sub-Accounts invest exclusively in mutual funds where investment advisory fees and expenses are not paid directly but are imbedded in the share price. Other Sub-Accounts are operated as managed accounts where the Sub-Account directly invests in the underlying assets and pays investment advisory fees and expenses out of those assets.


ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We reserve the right, subject to compliance with applicable law, to make additional Variable Accounts available, to add and delete Sub-Accounts, to make additions to, deletions from, or substitutions for the assets that are held by Sub-Accounts or that Sub-Accounts may purchase. We will not modify the investment policy of Sub-Accounts without notice to You. In addition, the investment policies of the Sub-Accounts will not be changed in any material way without the approval of the Insurance Commissioner of the State of Delaware. We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts. In the event of any substitution or other act pursuant to this provision, We may make appropriate amendment to this Certificate to reflect the substitution.

TRANSFERS BETWEEN SUB-ACCOUNTS. Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, You may, on any Valuation Date shared by two Sub-Accounts, transfer all or a portion of the Account Value allocated to a Sub-Account to another Sub-Account. Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Sub-Account's value at the time the request is received. Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.



VUL-GCC-98                                                         Page 12

                                   7. PREMIUMS

All Premium payments are payable to Us and should be mailed to Our Principal Office.

PLANNED PERIODIC PREMIUMS. While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our Premium limits. Except as otherwise provided herein, the billing period must be annual or semi-annual. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits; You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep this Certificate in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of Your Certificate. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.

PREMIUM. You must notify Us of your intent to pay a premium and We must receive the Premium before the close of the New York Stock Exchange on the Valuation Date on which the payment will be made. We reserve the right to limit the number of Premium payments We accept on an annual basis. No Premium payment may be less than $300 without Our consent, although We will accept a smaller Premium payment if it is necessary to keep Your Certificate in force. We reserve the right not to accept a Premium payment that causes the death benefit to increase by an amount that exceeds the Premium received. Evidence of insurability of the Insured satisfactory to Us may be required before We accept such a Premium.

NET PREMIUMS. The Net Premium is the amount You pay as the Premium less the Expense Charges Applied to Premium. The Expense Charges Applied to Premium are the sum of (1), (2) and (3) where (1) equals the premium tax percentage applied to all Premium, (2) equals the DAC tax percentage applied to all Premium, and
(3) equals the sales load percentage applied to all Premium. The DAC tax and premium tax will be determined by Us from time to time based on Our expectations of future federal, state and local taxes. However, the DAC tax and premium tax will not be greater than that specified in Section 1. The sales load percentages are specified in Section 1.

ALLOCATION OF NET PREMIUM. Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in Section 1. There are no limitations concerning the number of Sub-Accounts to which Net Premium may be allocated, but the percentages must be in whole numbers.

You may change the allocation percentages at any time pursuant to written request to the Service Center. An allocation change will be effective as of the date the Service Center receives the request for that change.

MODIFIED ENDOWMENT CONTRACT. At the time a Premium is received that would, in Our opinion, cause this Certificate to become a modified endowment based on Our interpretations of Section 7702A of the Internal Revenue Code, We will so notify You and will not credit the Premium unless We have received specific instructions from You to do so. If such instructions are not received within 24 hours of the date we send You notification, the Premium will be immediately returned to You.



VUL-GCC-98                                                         Page 13

                                8. DEATH BENEFIT

DEATH BENEFIT COMPLIANCE TEST. The Death Benefit Compliance Test, as specified by You in the Application, is either the Cash Value Accumulation Test or the Guideline Premium Test, as shown in Section 1. The choice You make determines the Death Benefit Percentages as shown in Section 2. Once selected, the test may not be changed to another test.

DEATH BENEFIT and DEATH BENEFIT OPTION. The Death Benefit depends upon the Death Benefit Option in effect at that time. The Death Benefit Option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount. The Death Benefit is the greater of the Specified Face Amount, or the Account Value multiplied by the applicable Death Benefit Percentage.

Option B - Specified Face Amount plus Account Value. The Death Benefit is the greater of the Specified Face Amount plus the Account Value, or the Account Value multiplied by the applicable Death Benefit Percentage. Option B is not available if the Death Benefit Compliance Test specified in Section 1 is The Cash Value Accumulation Test.

At any time the Death Benefit is defined as the Account Value multiplied by the applicable Death Benefit Percentage, and the Death Benefit less the Account Value exceeds the Total Face Amount specified in Section 1. We reserve the right to distribute Account Value to You as a Partial Surrender to the extent necessary so that the Death Benefit less the Account Value equals the Total Face Amount. You will not have the option of providing evidence of insurability to maintain Your level of Death Benefit.

The Policy Proceeds will be paid as they become due upon the death of the Insured prior to maturity. We will make payment when We receive Due Proof of that death. The Death Benefit used to determine Policy Proceeds is based on the Specified Face Amount and Account Value in effect on the date of death.

CHANGES IN SPECIFIED FACE AMOUNT. After the end of the first Certificate Year, You may change the Specified Face Amount. You must send Your request for a change to Our Service Center, in writing. Each such change will be effective on the Effective Date of Coverage for change.

DECREASES IN SPECIFIED FACE AMOUNT The Specified Face Amount may not decrease to less than the Minimum Specified Face Amount specified in Section 1. A decrease in Specified Face Amount may not decrease the Certificate's Total Face Amount to an amount less than the Minimum total Face Amount specified in Section 1. A decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

 .     first, to the most recent increase;

 .     second, to the next most recent increases, in reverse chronological order; and

 .     finally, to the initial Specified Face Amount.



VUL-GCC-98                                                         Page 13

INCREASES IN SPECIFIED FACE AMOUNT. An increase in the Specified Face Amount is subject to Our underwriting rules in effect at the time of the increase. You may be required to submit evidence of the Insured's insurability satisfactory to Us.

CHANGES IN THE DEATH BENEFIT OPTION. You may change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Guideline Premium Test. You may not change the Death Benefit Option if the Death Benefit Compliance Test specified in Section 1 is the Cash Value Accumulation Test. Changes in the Death Benefit Option are subject to Our underwriting rules in effect at the time of change. Requests for a change must be made in writing to Our Service Center. The effective date of the change will be the Certificate Anniversary on or next following the date of receipt of Your request.

If the Death Benefit Option change is from Option B to Option A, the Specified Face Amount will be increased by the Account Value. If the Death Benefit Option change is from Option A to Option B, the Specified Face Amount will be reduced by the Account Value. In either case, the amount of the Death Benefit at the time of change will not be altered, but the change in Death Benefit Option will affect the determination of the Death Benefit from that point on.

                                9. ACCOUNT VALUE

ACCOUNT VALUE. The Account Value varies depending upon the Premiums paid, Expense Charges Applied to Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, loans and loan repayments, Partial Surrenders, fees and the net investment factor for the Sub-Accounts to which Your Account Value is allocated.

We measure the amounts in the Sub-Accounts in terms of Units and Unit Values. On any Valuation Date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake loans or transfer amounts from a Sub-Account, and for payment of the Mortality and Expense Risk Percentage deduction, the Monthly Expense Charge, and the Monthly Cost of Insurance charge. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established at $10.00 for the first Valuation Date. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable written or telephonic request is received at the Service Center. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

ACCOUNT VALUE IN THE SUB-ACCOUNTS. The Account Value attributable to each Sub-Account of the Variable Account on the Investment Start Date equals:

 .    that portion of Net Premium received and allocated to the Sub-Account, less

 .    the Monthly Expense Charges due on the Certificate Date and subsequent
     Monthly Anniversary Days through the Investment Start Date, less

 .    the Monthly Cost of Insurance deductions due from the Certificate Date through the Investment Start Date.

The Account Value attributable to each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:



VUL-GCC-98                                                         Page 15

 .    the Account Value attributable to the Sub-Account on the preceding
     Valuation Date multiplied by that Sub-Account's net investment factor, less

 .    if it is a day the Daily Risk Percentage deduction is made, the Daily Risk
     Percentage multiplied by the number of days since the last Daily Risk Percentage deduction multiplied by the Account Value in the Sub-Account, plus

 .    that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

 .    any amounts transferred by You to the Sub-Account from another Sub-Account during the current Valuation Period, plus

 .    that portion of any loan repayment allocated to the Sub-Account during the current Valuation Period, plus

 .    that portion of any interest credited on the Loan Account which is allocated to the Sub-Account during the current Valuation Period, less

 .    any amounts transferred by You from the Sub-Account to another Sub-Account during the current Valuation Period, less

 .    that portion of any Partial Surrenders deducted from the Sub-Account during the current Valuation Period, less

 .    that portion of any loan transferred from the Sub-Account to the Loan
     Account during the current Valuation Period, less

 .    if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge for the Certificate Month just beginning charged to the Sub-Account, less

 .    if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Certificate Month just ending charged to the Sub-Account, plus

 .    if the Group Policy qualifies for experience rating refunds and a refund occurs during the current Valuation Period, that portion of the refund allocated to the Sub-Account, less

 .    if You surrender during the current Valuation Period, that portion of the pro-rata Monthly Cost of Insurance for the Certificate Month charged to the Sub-Account.



VUL-GCC-98                                                         Page 15

NET INVESTMENT FACTOR. The net investment factor for each Sub-Account for any Valuation Period is determined by dividing (1) by (2) where:

         (1) is the net result of:

               (I) the net value of assets held in the Sub-Account determined as of the end of the Valuation Period, plus

               (II) the amount of any dividend or other distribution declared on assets held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

               (III) a credit or charge with respect to any taxes reserved for by the Company, or paid by the Company if not previously reserved for, during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account, minus

               (IV) if the Sub-Account is operated as a managed account, a charge for investment advisory fees and expenses, if any; and

         (2) is the net value of assets held in the Sub-Account determined as of the end of the preceding Valuation Period.

LOAN ACCOUNT. The Loan Account is an account established for the Certificate, the value of which is the principal amount of any outstanding loan against the Certificate, plus credited interest thereon.

The Account Value in the Loan Account is zero on the Investment Start Date.

The Account Value in the Loan Account on any day after the Investment Start Date equals:

 .    the Account Value in the Loan Account on the preceding day credited with interest at the interest credited on Loan Account rate specified in
     Section 1, plus

 .    any amount transferred from Sub-Accounts to the Loan Account for loans requested on that day, less

 .    any loan repayments made on that day, less

 .    any amount transferred to the Sub-Accounts by which the Account Value in the Loan Account exceeds the outstanding loan.

DAILY RISK PERCENTAGE. The Daily Risk Percentage will be determined by Us from time to time based on Our expectations of future interest, mortality experience, persistency, expenses and taxes. However, the Daily Risk Percentage will not be greater than that specified in Section 1.

MONTHLY EXPENSE CHARGE. The Monthly Expense Charge will be determined by Us from time to time based on Our expectations of future expenses. However, the Monthly Expense Charge will not be greater than that shown in Section 1. The Monthly Expense Charge deduction will be allocated among Sub-Accounts in the same proportion that the Account Value attributable to each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the deduction.



VUL-GCC-98                                                         Page 16

MONTHLY COST OF INSURANCE. We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. This charge is made, in arrears, at the end of each Certificate Month. If You Surrender the Certificate on any day other than a Monthly Anniversary Day, a pro-rata charge will be made. The Monthly Cost of Insurance deduction will be allocated among the Sub-Accounts in the same proportion that the Account Value in each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the deduction.

The Monthly Cost of Insurance equals the sum of (1), (2) and (3) where

(1) is the Monthly Cost of Insurance Rate (described below) multiplied by the net amount at risk divided by 1,000; the net amount at risk equals the death benefit at the end of the Certificate Month before the deduction of the Monthly Cost of Insurance less the Account Value at the end of the Certificate Month before the deduction of the Monthly Cost of Insurance; the Account Value deduction occurs first to the initial Specified Face Amount and second to successive increases;

(2) is the monthly rider cost for any riders which are a part of this Certificate (with the monthly rider cost, if any riders are added, as described in the rider itself); and

(3) is any Flat Extra specified in Section 1 of this Certificate, times the Specified Face Amount divided by 1,000.

MONTHLY COST OF INSURANCE RATES. The Monthly Cost of Insurance Rates are based on the length of time this Certificate has been in force and the Insured's sex (in the case of non-unisex Certificates), Issue Age, Group Policy and Class. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance rates will not be greater than those shown in Section 2.

BASIS OF COMPUTATION. Guaranteed maximum Monthly Cost of Insurance rates are based on the 1980 Commissioner's Standard Ordinary Mortality Table A for male, Table B for unisex, and Table G for female Certificates. We have filed a detailed statement of Our methods for computing Account Value with the insurance department in the jurisdiction where the Group Policy is delivered.

INSUFFICIENT VALUE. If on a Valuation Date the Account Value less the outstanding Certificate Debt is less than or equal to zero, then this Certificate will terminate for no value, subject to the Grace Period provision.

GRACE PERIOD. If, on a Valuation Date, this Certificate will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to cover the deductions from the Account Value. These deductions include the Monthly Cost of Insurance and the Monthly Expense Charge. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record. We will assume that Your last known address is the address shown on the Certificate Application (or notice of assignment) unless We receive written notice of a change in address in a form satisfactory to Us. This Certificate will continue to remain in force during this grace period. If the Certificate Proceeds become payable by Us during the grace period, then any overdue Monthly Cost of Insurance and Monthly Expense Charge will be deducted from the amount payable by Us. If the Premium due is not paid within 61 days after the beginning of the grace period, then this Certificate and all rights to benefits will terminate automatically without value at the end of the 61 day period.



VUL-GCC-98                                                         Page 17

SPLITTING UNITS. We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of this Certificate.

EXPERIENCE RATING REFUND. Certain Group Policies that meet Our underwriting standards qualify for experience rating refunds. We will determine the timing and amount of experience rating refunds, if any, and distribute the refund among all Certificates in force at the time under the Group Policy. Any amount distributed to Your Certificate will be allocated among Sub-Accounts in the same proportion that the Account Value attributable to each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the distribution.

                            10. CERTIFICATE BENEFITS

BENEFITS AT DEATH. The Certificate Proceeds will be paid as they become due upon the death of the Insured prior to Maturity, in accordance with Section 8.

CASH SURRENDER VALUE. The Cash Surrender Value is the Account Value decreased by the balance of any outstanding Certificate Debt.

SURRENDER. You may surrender this Certificate for the Cash Surrender Value on any Valuation Date.

PARTIAL SURRENDER. You may make a Partial Surrender of this Certificate on a Valuation Date once each Certificate Year. The maximum amount of any Partial Surrender is the Account Value decreased by the balance of any outstanding Certificate Debt. Unless You provide evidence satisfactory to Us that the Insured is still insurable, the Specified Face Amount will be reduced to the extent necessary so that (1) does not exceed (2) where

          (1) is the death benefit increased by the amounts payable under supplemental benefits less the Account Value immediately after the Partial Surrender; and

          (2) is the death benefit increased by the amounts payable under supplemental benefits less the Account Value immediately before the Partial Surrender.

If You provide such evidence, You will have the option of keeping the death benefit equal to what it was immediately prior to the Partial Surrender. The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1.

ALLOCATION OF PARTIAL SURRENDER. You may allocate the Partial Surrender among the Sub-Accounts of the Variable Account. If You do not specify the allocation, then the Partial Surrender will be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts on the date of the Partial Surrender.

LOAN. You may request a loan of up to 90% of the Account Value, decreased by the amount of any outstanding Certificate Debt on the date the loan is made. Account Value equal to the loan will be transferred from the Sub-Accounts to the Loan Account on the date the loan is made. You may allocate the loan among the Sub-Accounts. If You do not specify the allocation, then the loan shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the aggregate Account Value of all Sub-Accounts immediately prior to the loan.

Interest on the loan will accrue daily at the loan interest rate specified in
Section 1. This interest shall be due and payable to Us in arrears on each Certificate Anniversary. Any unpaid interest will be added to the principal amount as an additional loan and will bear interest at the same rate and in the same manner as the prior loan.



VUL-GCC-98                                                         Page 18

All money We receive from You will be credited to Your Certificate as Premium unless We are notified that the money is for loan repayment. You must notify Us of your intent to make a loan repayment and We must receive the loan repayment before the close of the New York Stock Exchange on the Valuation Date on which the payment will be made. Loan repayments will first reduce the outstanding balance of the loan and then accrued but unpaid interest on such loans. We will accept repayment of any loan at any time before Maturity. The amount of the loan repayment up to the outstanding balance of the loan will be transferred from the Loan Account to the Sub-Accounts. You may allocate the loan repayment among the Sub-Accounts. If You do not specify the allocation, then the loan repayment shall be allocated among the Sub-Accounts in the same proportion that the Account Value of each Sub-Account bears to the total Account Value less the Loan Account immediately prior to the loan repayment.

DEFERRAL OF PAYMENT. We will usually pay any amount due from the Variable Account within seven days after the Valuation Date following Our receipt of written notice giving rise to such payment, or, in the case of death of the Insured, Due Proof of such death. Payment of any amount payable from the Variable Account on death, surrender, Partial Surrender or loan may be postponed whenever:

 .    the New York Stock Exchange ("NYSE") is closed other than
     customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

 .    the Securities and Exchange Commission, by order, permits postponement for the protection of Certificate Owners, or

 .    an emergency exists as determined by the Securities and
     Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

We may further defer payment on requests requiring the liquidation of illiquid investments to the date such investments become available without penalty. Any such special conditions that apply to a Sub-Account are specified in the description of the Sub-Account in Section 1.

TERMINATION. The Group Policy Owner may terminate the Group Policy which would result in termination of this Certificate. This Certificate may also terminate as the result of a change in eligibility of the employee's class, or termination of the employee's employment, where applicable. Your Certificate will be automatically surrendered in all such cases, but You can maintain insurance coverage without a break in coverage by exercising the Eligibility Change Conversion Privilege described in Section 4. In addition, this Certificate terminates on the earlier of the date We receive Your request to surrender, the expiration date of the grace period due to insufficient value, the date of death of the Insured or the date of Maturity.



VUL-GCC-98                                                         Page 19

RIDERS AND ENDORSEMENTS

CERTIFICATE APPLICATION

[LOGO] SUN LIFE
       OF CANADA (U.S.)





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SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)         U.S HEADQUARTERS OFFICE:
                                                    One Sun Life Executive Park
                                                    Wellesley Hills, MA 02481

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FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE CERTIFICATE
NONPARTICIPATING


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VUL-GCC-98